AudioEye, Inc. 8-K

Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), as of March 22, 2013 by and between AudioEye, Inc., a Delaware corporation (“AE”), and AudioEye Acquisition Corporation, a Nevada corporation (“AEAC”).

WHEREAS, the Boards of Directors of AE and AEAC deem it advisable for the mutual benefit of AE and AEAC and their respective stockholders that AEAC be merged with and into AE (the “Merger”), and have approved this Agreement; and

WHEREAS, the Boards of Directors of AE and AEAC have unanimously resolved to recommend to their respective stockholders acceptance of the Merger and the other transactions contemplated herein.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, AEAC and AE hereby agree as follows:

ARTICLE 1
MERGER AND ORGANIZATION

SECTION 1.1 The Merger.  As of the Effective Date (as hereinafter defined), subject to the terms and conditions hereof and in accordance with the provisions of the Delaware General Corporation Law and the Nevada Revised Statutes, AEAC shall be merged with and into AE.  AE shall be the surviving entity (the “Surviving Entity”) and the separate existence of AEAC shall cease as of the Effective Date.  AE and AEAC are herein sometimes referred to as the “Constituent Corporations.”  It is the intention of the parties hereto that the Merger qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and related sections thereunder.

SECTION 1.2 Effect of Merger.  The parties agree to the following provisions with respect to the Merger:

(a)   Name of Surviving Corporation.  As of the Effective Date, the name of the Surviving Entity shall continue to be AudioEye, Inc.

(b)   Certificate of Incorporation.  As of the Effective Date, the Certificate of Incorporation of the Surviving Entity shall continue unchanged and be the Certificate of Incorporation of the Surviving Entity.

(c)   By-Laws.  As of the Effective Date, the By-Laws of the Surviving Entity shall continue unchanged and be the Bylaws of the Surviving Entity.

(d)   Corporate Organization.  Commencing with the Effective Date, the Surviving Entity shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Entity by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth be attached to the Surviving Entity.  Without limiting the generality of the foregoing, the 8% Secured Convertible Debentures of AEAC (the “Debentures”) shall be assumed by AE, and the conversion price immediately following the Effective Date shall be $0.25 per share of AE Common Stock.

(e)   Filing of Certificate of Merger.  Subject to and promptly following the satisfaction or waiver of all the conditions precedent to the Merger set forth herein, AE and AEAC shall cause the Merger to be consummated by filing with the Secretary of State of the States of Delaware and Nevada a certificate of Merger (the “Articles of Merger”) in such form as is required by and executed in accordance with the relevant provisions of Delaware and Nevada law and as otherwise agreed to by AE and AEAC (the date of such filing being the “Effective Date”).  AEAC and AE shall use commercially reasonable efforts to cause the Articles of Merger to be filed with the Secretary of State of the States of Delaware and Nevada so that the Effective Date occurs on the Closing Date (as defined below).

(f)   Closing.  Upon the terms and subject to the conditions set forth herein, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, California 90067, commencing at 10:00 a.m. local time on the second business day after satisfaction of the last to be satisfied of the conditions set forth in Article 7 (other than those conditions that, by their terms, are to be satisfied at the Closing), or at such other time, date or place as the parties hereto may mutually agree (the “Closing Date”).

(g)   Further Assurances.  If at any time after the Effective Date, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Entity and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to best perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

(h)   Officers and Directors.  Upon consummation of the Merger, the officers and directors of AE immediately prior to the Effective Date shall continue to be the officers and directors of the Surviving Entity.

(i)   Events Occurring Immediately Prior to the Closing.  It is currently contemplated that prior to the Merger becoming effective under Delaware and Nevada law, AEAC shall close a private offering under Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which it may issue additional AEAC Debentures (the “Private Placements”).  All of the Debentures will be included in the convertible securities of AEAC that are outstanding at the time of the Merger and will be assumed by the Surviving Entity in accordance with Sections 1.2(d) and 2.1(c), below.

ARTICLE 2
THE MERGER

SECTION 2.1 Conversion of Shares in the Merger.

On the Effective Date, and without any action on the part of either of the Constituent Corporations, each of the following shall occur:

(a)   Each share of AEAC Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into .94134 restricted share of AE Common Stock (the “Merger Shares”).  All such shares of AEAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.4 hereof, certificates evidencing such numbers of shares of AE Common Stock, respectively, into which such shares of AEAC Common Stock were converted.  The holders of such certificates previously evidencing shares of AEAC Common Stock outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such shares of AEAC Common Stock except as otherwise provided herein or by law;

(b)   Any shares of AEAC capital stock held in the treasury of AEAC immediately prior to the Effective Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(c)   The Debentures shall be converted into Debentures of AE as provided in Section 1.2(d), above.

SECTION 2.2 Further Transfer of Stock.  Prior to the Merger, each shareholder of AEAC may distribute all or any of its shares of AEAC Common Stock as it determines in accordance with any and all applicable state and federal securities laws, and shall provide counsel to AE with a list of any such transfers at the time of Closing for delivery to the Transfer Agent (as defined below).

SECTION 2.3 Surrender of Certificates.  AE has designated Corporate Stock Transfer, Inc. as Transfer Agent (the “Transfer Agent”) hereunder.  Immediately following the Closing, AE shall have mailed and/or made available to each former AEAC shareholder a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for receiving shares of common stock of the Surviving Entity.  Upon the surrender to the Transfer Agent of the certificates evidencing AEAC stock, together with a letter of transmittal from each former AEAC stockholder, duly executed and completed in accordance with the instructions thereon, the Transfer Agent shall promptly issue shares of common stock of the Surviving Entity to the former AEAC shareholders in accordance with the terms of this Agreement.  In order to receive the shares of AE Common Stock, among other things, the former AEAC stockholders will be required to make customary investment representations in view of the restricted status of such shares.

ARTICLE 3

ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

SECTION 3.1 Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use any and all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions of Closing set forth herein.

SECTION 3.2 AEAC Stockholder Consent.  AEAC shall, at a meeting of its stockholders duly called by the Board of Directors of AEAC to be held as soon as practicable following execution of this Agreement, or by written consent by the holders of a majority of its capital stock, present the following proposal for the authorization and approval of the stockholders of AEAC and recommend its adoption by the stockholders:

(a)   ratification of this Agreement and authorization of the consummation of the Merger and the other transactions contemplated herein.

SECTION 3.3 AE Stockholder Consent.  AE shall, at a meeting of its stockholders duly called by the Board of Directors of AE to be held as soon as practicable following execution of this Agreement, or by written consent by the holders of a majority of its capital stock, present the following proposal for the authorization and approval of the stockholders of AE and recommend its adoption by the stockholders:

(a)   ratification of this Agreement and authorization of the consummation of the Merger and the other transactions contemplated herein.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF AE

AE represents and warrants to, and agrees with AEAC, as follows:

SECTION 4.1 Organization and Good Standing.  AE is a duly incorporated and validly existing corporation in good standing under the laws of the state of Delaware, with all requisite power and authority  (corporate and other) to own its properties and conduct its business.

SECTION 4.2 Authorization; Binding Agreement.  AE has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.  This Agreement has been duly and validly authorized, executed and delivered by AE, and subject to any requisite approval of the Merger by the stockholders of AE, constitutes a valid and binding agreement of AE, enforceable against AE in accordance with its terms.

SECTION 4.3 Absence of Breach.  The execution, delivery and performance by AE of this Agreement, and the performance by AE of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its Certificate of Incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 4.5 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on AE, or (iii) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement (appropriate waivers having been obtained) or any other agreement or instrument to which AE is a party or by which AE properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on AE.

SECTION 4.4 Capitalization.  The authorized capital stock of AE consists of 100,000,000 shares of common stock, par value $0.00001 per share, of which 37,190,447 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, of which no shares are outstanding.  All of the outstanding shares of capital stock of AE have been duly authorized and validly issued and are fully paid and nonassessable.  AE is not aware of any voting trusts, voting agreements or similar understandings applicable to the shares.  Except for outstanding options to purchase up to 2,820,000 shares of common stock issued under the AudioEye, Inc. 2012 Incentive Compensation Plan and warrants to purchase up to 3,652,672 shares of Common Stock, AE does not have any outstanding options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity securities of AE, or any other agreement or commitment which restricts the transfer of or otherwise relates to the shares of its common stock.

SECTION 4.5 Governmental and Other Consents, etc.  Subject to the requisite stockholder approval, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities on the part of AE is required in connection with the execution or delivery by AE of this Agreement or the consummation by AE of the transactions contemplated hereby other than (i) filings in the State of Delaware in accordance with state law thereof, (ii) filings under state securities “Blue Sky” or anti-takeover laws and (iii) under Regulation D of the Securities Act.

SECTION 4.6 Authorization of Shares.  As of the Effective Date, the shares of AE’s Common Stock to be issued and delivered to the AEAC stockholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, and non-assessable shares of capital stock, free of all liens and encumbrances.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF AEAC

AEAC represents and warrants to AE as follows:

SECTION 5.1 Organization and Good Standing.  AEAC is a duly incorporated and validly existing corporation in good standing under the laws of Nevada, with all requisite power and authority (corporate and other) to own its properties and conduct its businesses.

SECTION 5.2 Authorization; Binding Agreement.  AEAC has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.  This Agreement has been duly and validly authorized, executed and delivered by AEAC and, subject to any requisite approval by the stockholders of AEAC, constitutes a valid and binding agreement of AEAC enforceable against AEAC in accordance with its terms.

SECTION 5.3 Absence of Breach.  The execution, delivery and performance by AEAC of this Agreement, and the performance by AEAC of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its Articles of Incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 5.4 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on AEAC, or (iii) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement (appropriate waivers having been obtained) or any other agreement or instrument to which AEAC  is a party or by which AEAC  properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on AEAC.

SECTION 5.4 Governmental and Other Consents, etc.  Subject to the requisite stockholder approval, no consent, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities on the part of AEAC is required in connection with the execution or delivery by AEAC of this Agreement or the consummation by AEAC of the transactions contemplated hereby other than filings in the state of Nevada in accordance with the laws of that state.

SECTION 5.5 Capitalization.  The authorized capital stock of AEAC consists of 100,000,000 shares of Common Stock, par value $.0001per share, of which 25,500,000 shares were outstanding on the date of this Agreement, and 10,000,000 shares of Preferred Stock, par value $.0001 per share, of which no shares were outstanding.  AEAC is not aware of any voting trusts, voting agreements or similar understandings applicable to the shares.  Except for the Debentures with an aggregate principal balance of $1,400,200, AEAC does not have any outstanding options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity securities of AEAC, or any other agreement or commitment which restricts the transfer of or otherwise relates to the shares of its common stock.

SECTION 5.6 Securities Law Compliance.  To the best knowledge of AEAC, all of its stockholders are “accredited investors” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

ARTICLE 6
COVENANTS

SECTION 6.1 Stockholder Approval.  Each party covenants to use commercially reasonable efforts to obtain the required approvals of its respective stockholders as soon as is reasonably practical following the date hereof.  In this regard, each party covenants to provide its stockholders with such information as may be required under law.

SECTION 6.2 Securities Law Compliance.  AE covenants to comply with all requirements of state and federal securities laws in connection with the issuance of the Shares to the AEAC stockholders as contemplated hereby.

ARTICLE 7
CONDITIONS

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

(a)   this Agreement and the transactions contemplated hereby having been approved and adopted at or prior to the Effective Date by the requisite vote of the stockholders of each company as required by applicable law; and

(b)   no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or any foreign jurisdiction preventing the consummation of the Merger shall be in effect.

SECTION 7.2 Conditions to Obligation of AEAC  to Effect the Merger.  The obligation of AEAC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions, any one or more of which may be waived by AEAC:

(a)   AE shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date;

(b)   the representations and warranties of AE set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

(c)   No action or preceding before any court or governmental or regulatory authority or body, United States, federal or state or foreign, shall have been instituted (and be pending) or threatened by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement;

(d)   No order issued by any United States federal or state or foreign governmental or regulatory authority or body of by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign governmental authority which prevents the consummation of the Merger shall be in effect;

(e)   AEAC shall have received all necessary and required consents or exemptions from required parties;

(f)   The Merger shall be permitted by applicable state law and otherwise and AE shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby; and

(g)   The shares of restricted AE capital stock to be issued to AEAC stockholders at Closing will be validly issued, nonassessable and fully paid under Delaware corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

SECTION 7.3 Conditions to the Obligation of AE to Effect the Merger.  The obligation of AE to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions, any one or more of which may be waived by AE:

(a)   AEAC shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date;

(b)   The representations and warranties of AEAC set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

(c)   AE shall have received all necessary and required consents or exemptions from required parties;

(d)   No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement;

(e)   No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Merger or materially and adversely affects the business, financial condition, or operations of AE shall be in effect; and

(f)   AE shall have received all necessary and required consents and exemptions from required parties.

SECTION 7.4 Waiver of Condition; Right to Proceed.  Unless stated otherwise herein, if any of the conditions to the obligations of AEAC and AE specified in Sections 7.2 and 7.3 hereof has not been satisfied, AEAC or AE, as the case may be, in addition to any other rights which may be available to them or it, shall have the right to waive such conditions and to proceed with the Merger (subject to satisfaction of the other conditions contained herein, unless also waived).

ARTICLE 8
TERMINATION

SECTION 8.1 Termination Events.  This Agreement may be terminated at any time prior to the Closing, in writing:

(a)   by AEAC, if:

(i) a material breach of any provision of this Agreement has been committed by AE and such breach has not been cured within ten days after the breach and has not been expressly waived in writing; or

(ii) any of the conditions in Section 7.2 have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of AEAC to comply with its obligations under this Agreement) and AEAC has not expressly waived such condition in writing on or before the Closing.

(b)   by AE, if:

(i) a material breach of any provision of this Agreement has been committed by AEAC and such breach has not been cured within ten days after the breach and has not been expressly waived in writing; or

(ii) any of the conditions in Section 7.3 have not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of AE to comply with its obligations under this Agreement) and AE has not expressly waived such condition in writing on or before the Closing.

(c)   by mutual consent of AE and AEAC.

SECTION 8.2 Effect of Termination.  Each party’s right of termination under Section 7.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 7.1 hereof, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the material breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination.

ARTICLE 9
GENERAL AGREEMENTS

SECTION 9.1 Cooperation.  Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto.

SECTION 9.2 Funds.  AE shall incur all costs and expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 9.3 Survival of Representations and Warranties.  All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Effective Date shall survive the consummation of the Merger.

SECTION 9.4 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

(a) If to AE, to:	9070 S. Rita Road, Suite 1450 Tucson, Arizona 85147 Attention: President Facsimile: (520) 844-2989
(b) If to AEAC, to:	4200 S. Saguaro Path Ct. Tucson, Arizona 85730 Attention: President Facsimile: (520) 844-2989
The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.

SECTION 9.5 Amendment.  This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise.  This Agreement may be amended or modified in whole or in part to the extent permitted by Delaware law at any time, by an agreement in writing executed in the same manner as this Agreement after authorization to do so by the Board of Directors of AEAC and AE.

SECTION 9.6 Waiver.  At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid is set forth in an instrument in writing signed on behalf of such party.

SECTION 9.7 Brokers.  AEAC and AE represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger.

SECTION 9.8 Publicity.  So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

SECTION 9.9 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Successors and Assigns.  This Agreement shall be binding upon and insure to the benefit of and enforceable by the respective successors and assigns of the parties hereto.

SECTION 9.11 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

**Remainder of Page Intentionally Left Blank**

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

AUDIOEYE, INC.

AND

AUDIOEYE ACQUISITION CORPORATION

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers as of the date set forth above.

AUDIOEYE, INC.

By: ______________________________________________________
Nathaniel T. Bradley, President

AUDIOEYE ACQUISITION CORPORATION

By: ______________________________________________________
Nathaniel T. Bradley, President